UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14D-9

(RULE 14d-101)
SOLICITATION/RECOMMENDATION STATEMENT UNDER
SECTION 14(d)(4) OF THE SECURITIES EXCHANGE ACT OF 1934

____________________

HONDO MINERALS CORP. (Name of Subject Company) HONDO MINERALS CORP. (Name of Person Filing Statement) ____________________

Common Stock, Par Value $0.001 Per Share
(Title of Class of Securities)

43813W106 (CUSIP Number of Class of Securities)

William Miertschin
President, CEO, and Director
15303 N. Dallas Parkway, Suite 1050

Addison, Texas 75001

(214) 444-7444

(Name, address and telephone number of person authorized to receive notices and communications on behalf of the person filing statement)

____________________

WITH COPIES TO: Luke Zouvas Zouvas Law Group 2368 Second Avenue San Diego, CA 92101 (619) 688-1715

☒ Check the box if the filing relates solely to preliminary communications made before the commencement of a unsolicited offer.

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release dated May 10, 2013 (incorporated by reference to Hondo Minerals Corporation Current Report on Form 8-K filed on May 14, 2013)